Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

Vacasa, Inc.

(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)

December 6, 2021

Vacasa, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:          The name of the Corporation is Vacasa, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was July 1, 2021.

SECOND:     This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, integrates and restates in its entirety the Corporation’s certificate of incorporation as currently in effect and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”) and by consent of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law.

THIRD:         This Certificate of Incorporation amends, integrates and restates in its entirety the certificate of incorporation of the Corporation as currently in effect to read as follows:

1.             Name. The name of the Corporation is Vacasa, Inc.

2.             Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is Corporation Trust Company.

3.             Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4.             Number of Shares.

4.1           The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,590,000,000 shares, consisting of: (a) 1,000,000,000 shares of Class A common stock, with the par value of $0.00001 per share (the “Class A Common Stock”), (b) 500,000,000 shares of Class B common stock, with the par value of $0.00001 per share (the “Class B Common Stock”), (c) 30,000,000 shares of Class F common stock, with the par value of $0.00001 per share (the “Class F Common Stock”), (d) 30,000,000 shares of Class G common stock, with the par value of $0.00001 per share (the “Class G Common Stock” and, together with the Class A Common Stock, the Class B Common Stock and the Class F Common Stock, the “Common Stock”), and (e) 30,000,000 shares of preferred stock, with the par value of $0.00001 per share (the “Preferred Stock”).

4.2           Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a)            in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (x) the exchange of all outstanding Common Units, as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement (without regard to any timing, vesting, or other restrictions on Redemption contained therein and assuming no Redemptions for cash), as applicable and (y) the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock (including the conversion of shares of Class F Common Stock and Class G Common Stock into Class A Common Stock); and

(b)           in the case of Class B Common Stock, the number of shares of all outstanding Common Units.

5.             Classes of Shares. The designation, relative rights, power and preferences, qualifications, restrictions and limitations of the shares of each class of stock are as follows:

5.1           Common Stock.

(a)           Voting Rights.

(i)            Each share of Class A Common Stock and Class B Common Stock will entitle the record holder to one vote on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the General Corporation Law. Shares of Class F Common Stock and Class G Common Stock will not entitle the record holder thereof to any voting powers, except as (and then only to the extent) otherwise required by applicable law or this Certificate of Incorporation.

(ii)           Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with the holders of Preferred Stock).

(b)           Dividends; Stock Splits or Combinations.

(i)            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(ii)           Except as provided in Section 5.1(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on the Class B Common Stock, Class F Common Stock or Class G Common Stock.

(iii)          In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for each other class of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (the holders of each such class voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding the foregoing, the Corporation shall be entitled to (A) declare a dividend on the Class A Common Stock of additional shares of Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of Common Units by OpCo to the Corporation in exchange for additional capital contributions made by the Corporation to OpCo and (B) effect a stock split or declare a stock dividend in connection with the repurchase of shares of Class A Common Stock (“Class A Repurchase”) such that after giving effect to such Class A Repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such Class A Repurchase and subsequent stock split or stock dividend, in case (A), without any corresponding Stock Adjustment to the other classes of Common Stock and in case (B), with a corresponding Stock Adjustment to the Class B Common Stock such that after giving effect to such Class A Repurchase and subsequent Stock Adjustment there shall be outstanding an equal number of shares of the Class B Common Stock as were outstanding prior to such Class A Repurchase and subsequent Stock Adjustment. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)            Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock held by such holders. The holders of shares of Class B Common Stock, Class F Common Stock and Class G Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)            Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article 5, all shares of Class A Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and all shares of the Class B Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, and all shares of the Class G Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of such class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of such class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class A Common Stock, and the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class A Common Stock, and the holders of any shares of Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class B Common Stock, and the holders of any shares of Class B Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class B Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class G Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class G Common Stock and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class A Common Stock, and the holders of any shares of Class A Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class A Common Stock, and the holders of any shares of Class G Common Stock shall (X) if such tender or exchange constitutes a Strategic Transaction, be subject to the conversion provided at Section 6.4(b) or (Y) if such tender or exchange does not constitute a Strategic Transaction, the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of Class G Common Stock, and the holders of any shares of Class G Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of Class G Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2), payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of Common Stock and/or securities of OpCo shall not be considered part of the consideration payable in respect of any share of Common Stock; provided, further, that the holders of shares of Class B Common Stock shall not be entitled to receive consideration consisting of cash or property (other than stock consideration) in respect of such shares pursuant to the foregoing clause (1).

5.2           Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board subject to the Stockholders’ Agreement. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the foregoing, each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6.             Certain Provisions Related to Conversion and Redemption Rights.

6.1           Reservation of Shares of Class A Common Stock for Redemptions. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, for the purposes of (1) effecting any exchanges pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement, as applicable, the number of shares of Class A Common Stock that are issuable in connection with the exchange of all outstanding Common Units as a result of any Redemption pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement (without regard to any timing, vesting or other restrictions on Redemption contained therein and assuming no Redemptions for cash), (2) the conversion of shares of Class F Common Stock pursuant to Section 6.3 and (3) the conversion of shares of Class G Common Stock pursuant to Section 6.4. The Corporation covenants that all the shares of Class A Common Stock that are issued upon any such redemption of such Common Units will, upon issuance, be validly issued, fully paid and non-assessable.

6.2           Retirement of Class B Common Stock. In the event that (a) a share of Class A Common Stock is issued as a result of any Redemption of a Common Unit held by a Company Holder and outstanding as of the effective date of the OpCo LLC Agreement, pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement or (b) a Redemption by cash settlement is effected with respect to any Common Unit held by a Company Holder and outstanding as of the effective date of the OpCo LLC Agreement, pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement, a share of Class B Common Stock then held by such person chosen by the Corporation in its sole discretion will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation.

6.3           Conversion of Class F Common Stock. All outstanding shares of Class F Common Stock shall automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class F Conversion Amount at the Direct Blocker Effective Time (as defined in that certain Business Combination Agreement, entered into by and among the Corporation, TPG Pace Solutions Corp., Vacasa Holdings LLC, and the other parties thereto, dated as of July 28, 2021, as amended from time to time (the “Business Combination Agreement”)). Following such conversion, the reissuance of all shares of Class F Common Stock shall be prohibited, and such shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class F Common Stock in this Certificate of Incorporation shall be eliminated.

6.4           Conversion or Forfeiture of Class G Common Stock.

(a)            Conversion upon Price Triggers. Upon the Class G First Price Trigger, one-third of the shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G First Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G First Conversion Amount. Upon the Class G Second Price Trigger, an additional one-third of the shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G Second Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G Second Conversion Amount. Upon the Class G Third Price Trigger, the remaining shares of Class G Common Stock issued as of the date hereof shall, on the day following the Class G Third Price Trigger, automatically, without any further action, convert into an aggregate number of shares of Class A Common Stock equal to the Class G Third Conversion Amount. Each share of Class G Common Stock that remains issued and outstanding as of the 10th anniversary of the Closing will automatically and without further action on the part of the Corporation or the holder thereof be transferred to the Corporation for no consideration and thereupon the Corporation shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by the Corporation. Following the conversion or forfeiture of all issued and outstanding shares of Class G Common Stock, the reissuance of all shares of Class G Common Stock shall be prohibited, and such Class G Common Stock shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class G Common Stock in this Certificate of Incorporation shall be eliminated.

(b)           Conversion upon Strategic Transactions. In the event of any Strategic Transaction occurring after the Closing that results in all of the holders of Class A Common Stock having the right to exchange their shares of Class A Common Stock for cash, securities or other property of another person, the then-outstanding shares of Class G Common Stock will automatically convert into shares of Class A Common Stock, immediately prior to the closing of such Strategic Transaction, at the Class G Strategic Transaction Ratio and the former holders of the Class G Common Stock, as a result of becoming holders of Class A Common Stock upon such conversion, shall thereafter be entitled to receive the same cash, securities or other property as the other holders of the Class A Common Stock in such Strategic Transaction.

(c)            Pro Rata Conversion. Each share of Class G Common Stock that is converting pursuant to this Section 6.4 shall convert into its pro rata number of shares of Class A Common Stock into which the Class G Common Stock is converting pursuant to this Section 6.4 based on the proportion of the number of shares of Class G Common Stock that are then converting by the number of shares of Class A Common Stock issuable upon such conversion.

(d)           Notwithstanding anything to the contrary contained herein, any adjustment to the applicable conversion ratio of the shares of Class F Common Stock or shares of Class G Common Stock may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the outstanding shares of Class F Common Stock and Class G Common Stock, respectively, then in issue consenting or agreeing separately as a separate class in the manner provided herein.

(e)           The applicable conversion ratio of the shares of Class F Common Stock and the shares of Class G Common Stock shall also be adjusted to account for any subdivision (by share subdivision, exchange, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the shares of Class A Common Stock in issue into a greater or lesser number of shares occurring after the original filing of the Certificate of Incorporation without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the shares of Class F Common Stock or Class G Common Stock, as applicable, in issue.

6.5           Taxes. The issuance of shares of Class A Common Stock pursuant to the applicable provisions of Section 9.01 of the OpCo LLC Agreement will be made without charge to the holders receiving such shares for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class B Common Stock being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7.             Board of Directors.

7.1           Number of Directors.

(a)            Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be less than five (5) and shall not be more than ten (10), with the then-authorized number of Directors being fixed from time to time exclusively by the Board within such range (subject to the Stockholder’s Agreement if then in effect), which number shall initially be ten (10).

(b)           During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (i) the then-total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the certificate of designation for the series of Preferred Stock, and (ii) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total and authorized number of Directors shall automatically be reduced accordingly.

7.2           Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the Closing; Class II Directors shall initially serve until the second annual meeting of stockholders following the Closing; and Class III Directors shall initially serve until the third annual meeting of stockholders following the Closing. Commencing with the first annual meeting of stockholders following the Closing, each Director of each class the term of which shall then expire shall be elected to hold office for a three-year term and until such Director’s successor has been duly elected and qualified. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already holding office to Class I, Class II and Class III.

7.3           Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled (i) from and after the Sunset Date, by the affirmative vote of the remaining Directors then in office, even if less than a quorum of the Board and (ii) until the Sunset Date, only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. Any Director so chosen shall hold office until the next election of the class of Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.

7.4           Removal of Directors. Except for Preferred Stock Directors and subject to obtaining any additional required stockholder votes or consents under the Stockholders’ Agreement, (i) until the Sunset Date, any Director or the entire Board may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class and (ii) from and after the Sunset Date, any Director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

7.5           Quorum. Until the Sunset Date, the requirements for a quorum to be obtained shall be as set forth in the Stockholders’ Agreement. From and after the Sunset Date, the requirements for a quorum to be obtained shall be in accordance with the applicable provisions of the DGCL.

8.             Meetings of Stockholders.

8.1           Action by Consent. Subject to the Stockholders’ Agreement, until the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Subject to the Stockholders’ Agreement, from and after the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.

8.2           Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon request, in writing, of the holders of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

9.             DGCL Section 203 and Business Combinations.

(A)          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the provisions of Section 9(B)-(D) below shall apply.

(B)           The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)            prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(2)            upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(3)           at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C)           The restrictions contained in the foregoing Section 9(B) shall not apply if:

(1)           a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership, or

(2)           the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 9(C)(2), (ii) is with or by a Person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 9(C)(2).

(D)          For purposes of this Section 9, references to:

(1)           “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)           “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock thereof; (ii) any Trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)           “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.             any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Section 9 is not applicable to the surviving entity;

b.             any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.             any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.             any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)           “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (B) of Section 9, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)           “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include (x) stock deemed to be owned by the person through application of the definition of “owner” below and (y) stock of the Corporation that may be issuable to any person pursuant to Section 9.01 of the OpCo LLC Agreement (assuming all outstanding OpCo Common Units are exchanged pursuant thereto (without regard to any timing, vesting or other restrictions on exchange contained therein and assuming no exchange for cash)), but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, a Redemption of OpCo Common Units pursuant to Section 9.01 of the OpCo LLC Agreement shall not, by itself, cause the person that is having OpCo Common Units redeemed, or any other person, to become an interested stockholder; and a retirement of any shares of Class B Common Stock pursuant to Section 6.2, and the related increase in the proportionate voting power of outstanding voting stock of the Corporation held by persons other than the holder of such shares of Class B Common Stock, shall not, by itself, cause any person to become an interested stockholder.

(6)           “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.             beneficially owns such stock, directly or indirectly; or

b.             has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.             has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)           “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)           “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)           “Stockholder Party” means any person that directly or indirectly held equity interests in OpCo immediately prior to the Closing.

(10)         “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11)         “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)         “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the board of directors of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

10.           Corporate Opportunities. To the fullest extent permitted by the General Corporation Law, the Corporation acknowledges that: (i) each stockholder or Director of the Corporation or any of its subsidiaries (other than a Director that is also an officer of the Corporation or any of its subsidiaries) (collectively, the “Exempted Persons”) shall have no duty not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, including those deemed to be competing with the Corporation or any of its subsidiaries, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, the Corporation to the fullest extent permitted by Section 122(17) of the General Corporation Law hereby renounces any interest or expectancy therein and such Exempted Person shall have no duty to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries, as the case may be, and to the fullest extent permitted by law shall not be liable to the Corporation or its Affiliates or stockholders for breach of any duty by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Corporation, in each case, except to the extent otherwise set forth in a writing executed by the Corporation or one of its subsidiaries, on the one hand, and such Exempted Person, on the other hand.

11.           Limitation of Liability.

11.1         To the fullest extent permitted under the General Corporation Law, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, as applicable.

11.2         Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

12.           Indemnification.

12.1         The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article 12 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 12. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 12 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article 12 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

12.2         The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the By-laws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

13.           Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, until the Sunset Date, the Board is expressly authorized to make, alter, amend or repeal the By-laws without the assent or vote of the stockholders of the Corporation entitled to vote with respect thereto in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or the Stockholders’ Agreement. From and after the Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the By-laws of the Corporation or the Stockholders’ Agreement, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws.

14.           Adoption, Amendment and Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. No provision of Articles 7, 8, 9, 10, 12, 13, 14 or 15 may be altered, amended or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, (i) until the Sunset Date, the affirmative vote of the holders of fifty percent (50%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose, or by consent in writing as provided by Section 8.1, and (ii) from and after the Sunset Date, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Sections 5.1(d), 6.1, 6.3, 6.4, this last sentence of Section 14 and any definitions hereof referencing ‘Class F’ or ‘Class G’ shall not be amended without the prior written consent of the holders a majority of the outstanding shares of Class F Common Stock and Class G Common Stock.

15.           Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, (x) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (y) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 15. Notwithstanding the foregoing, this Article 15 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, or any other claim for which the Federal Courts have exclusive jurisdiction.

16.           Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

17.           Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board).

(b)           “Black Scholes” means the pricing model for pricing securities using market assumptions on dividends, borrowing, interest rates, volatility and entity credit spread, the strike price of the applicable security and its residual term.

(c)           “Blockers” is defined in the Business Combination Agreement.

(d)           “Blocker Holder” is defined in the Business Combination Agreement.

(e)           “Board” means the board of directors of the Corporation.

(f)            “Business Combination Agreement” is defined in Section 6.3.

(g)           “By-laws” is defined in Section 7.1.

(h)           “Cayman Pace Class A Ordinary Share” is defined in the Business Combination Agreement.

(i)            “Cayman Pace Class F Ordinary Share” is defined in the Business Combination Agreement.

(j)            “Cayman Pace Class G Ordinary Share” is defined in the Business Combination Agreement.

(k)           “Certificate of Incorporation” is defined in the recitals.

(l)            “Class A Common Stock” is defined in Section 4.1.

(m)          “Class B Common Stock” is defined in Section 4.1.

(n)           “Class F Common Stock” is defined in Section 4.1.

(o)           “Class F Conversion Amount” means the Class F IPO Conversion Amount plus the Class F FPA Conversion Amount.

(p)           “Class F FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 10%, minus (B) the FPA Shares.

(q)           “Class F IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 10%, minus (B) the SPAC IPO Shares, multiplied by (2) one minus the Forfeiture Rate.

(r)            “Class G Common Stock” is defined in Section 4.1.

(s)           “Class G First Conversion Amount” means the Class G First FPA Conversion Amount plus the Class G First IPO Conversion Amount.

(t)            “Class G First FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 15%, minus (B) the sum of (i) the FPA Shares and (ii) the Class F FPA Conversion Amount.

(u)           “Class G First IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 15%, minus (B) the sum of (i) the SPAC IPO Shares and (ii) the Class F IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.

(v)           “Class G First Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $12.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(w)          “Class G Second Conversion Amount” means the Class G Second FPA Conversion Amount plus the Class G Second IPO Conversion Amount.

(x)            “Class G Second FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 20%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount and (iii) the Class G First FPA Conversion Amount.

(y)           “Class G Second IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 20%, minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount and (iii) the Class G First IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.

(z)            “Class G Second Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $15.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(aa)         “Class G Strategic Transaction Ratio” means a ratio such that the aggregate number of shares of Class A Common Stock issuable upon conversion of all shares of Class F Common Stock and Class G Common Stock in the aggregate on an as-converted basis, would represent no more than 25% of the sum of (i) the SPAC IPO Shares, plus (ii) the total number of shares of Class A Common Stock issued or deemed issued or issuable upon conversion of the shares of Class F Common Stock and Class G Common Stock, plus (iii) unless waived by the holders of a majority of the shares of Class G Common Stock then in issue, the FPA Shares, equal to: (A) the number of shares of Class G Common Stock then-outstanding multiplied by (ii) a fraction, the numerator of which is Black Scholes per share value of Class G Common Stock (as determined by a third party selected by the Board) and the denominator of which is the per share value of Class A Common Stock in the Strategic Transaction as of immediately prior to closing; provided the fraction shall not exceed 1.

(bb)         “Class G Third Conversion Amount” means the Class G Third FPA Conversion Amount plus the Class G Third IPO Conversion Amount.

(cc)         “Class G Third FPA Conversion Amount” means (A) the quotient of (i) the FPA Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the FPA Shares, (ii) the Class F FPA Conversion Amount, (iii) the Class G First FPA Conversion Amount and (iv) the Class G Second FPA Conversion Amount.

(dd)         “Class G Third IPO Conversion Amount” means the product of (1) (A) the quotient of (i) the SPAC IPO Shares divided by (ii) one minus 25%, minus (B) the sum of (i) the SPAC IPO Shares, (ii) the Class F IPO Conversion Amount, (iii) the Class G First IPO Conversion Amount and (iv) the Class G Second IPO Conversion Amount, multiplied by (2) one minus the Forfeiture Rate.

(ee)          “Class G Third Price Trigger” shall occur if after the Closing and before the ten year anniversary of the Closing the closing price of the shares of Class A Common Stock on any Designated Exchange equals or exceeds $17.50 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period.

(ff)           “Closing” means the closing of the transactions contemplated by the Business Combination Agreement.

(gg)         “Common Stock” is defined in Section 4.1.

(hh)         “Common Unit” means an OpCo Common Unit, as applicable.

(ii)           “Company Holder” is defined in the Business Combination Agreement.

(jj)           “Company Sellers” means the Company Holders (including the Blockers) and Blocker Holders.

(kk)         “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(ll)           “Corporation” means Vacasa, Inc.

(mm)        “Designated Exchange” means any securities exchange in which the shares of Class A Common Stock are then listed.

(nn)         “Designated FPA Shares” means the shares of Class A Common Stock issued or issuable in a private placement consummated in connection with the Closing pursuant to the Designated FPA Subscription Agreement.

(oo)         “Designated FPA Subscription Agreement” is defined in the Waiver Agreement.

(pp)         “Director” is defined in Section 7.1.

(qq)         “Excess Shares” is defined in the Waiver Agreement.

(rr)           “Exempted Persons” is defined in Section 10.

(ss)         “Forfeiture Rate” means a number, which shall not be less than zero, equal to (x) the product of (A) the quotient of (i) Redeemed Shares divided by (ii) the SPAC IPO Shares, minus (B) 20%, multiplied by (y) 50%.

(tt)           “Forward Purchase Agreements” is defined in the Business Combination Agreement.

(uu)         “Forward Purchase Shares” means any shares of Class A Common Stock to be issued pursuant to the Forward Purchase Agreements.

(vv)         “FPA Shares” means, unless waived by the holders of a majority of the shares of Class F Common Stock, the total number of (i) Forward Purchase Shares (which shall exclude any Excess Shares) and (ii) the Designated FPA Shares, as adjusted for any stock splits, dividends, reorganizations and the like, but excluding (x) any shares of Class A Common Stock or securities exercisable for or convertible into shares of Class A Common Stock issued, deemed issued, or to be issued, to the Company Sellers in connection with the Closing, (y) any shares of Class A Common Stock issuable upon conversion of any shares of Class F Common Stock or Class G Common Stock and (z) any Private Placement Shares.

(ww)        “Fundamental Transaction” means

(A)          that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving or resulting corporation) another Person; (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to one or more Persons; (iii) make, or allow one or more Persons to make, or allow the Corporation to be subject to or have the shares of Class A Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of (x) at least 50% of the outstanding shares of Class A Common Stock, (y) at least 50% of the outstanding shares of Class A Common Stock calculated as if any shares of Class A Common Stock held by all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer were not outstanding or (z) such number of shares of Class A Common Stock such that all Persons making or party to, or affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock; (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Class A Common Stock, (y) at least 50% of the outstanding shares of Class A Common Stock calculated as if any shares of Class A Common Stock held by all the Persons making or party to, or affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding or (z) such number of shares of Class A Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Class A Common Stock; or (v) reorganize, recapitalize or reclassify the shares of Class A Common Stock;

(B)          that the Corporation shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Class A Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock, or (y) at least 50% of the aggregate voting power represented by issued and outstanding shares of Class A Common Stock not held by all such Persons as of the date of the Corporation’s business combination calculated as if any shares of Class A Common Stock held by all such Persons were not outstanding; or

(C)          directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(xx)          “General Corporation Law” is defined in the recitals.

(yy)         “Lock-up Restrictions” means the restrictions set forth in Section 7.11 of the By-laws of the Corporation.

(zz)          “OpCo” means Vacasa Holdings LLC, a Delaware limited liability company, or any successor thereto.

(aaa)       “OpCo Common Unit” means a non-voting common interest unit of OpCo.

(bbb)      “OpCo LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated as of December 6, 2021, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(ccc)       “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(ddd)      “Preferred Stock” is defined in Section 4.1.

(eee)       “Preferred Stock Directors” is defined in Section 7.1.

(fff)         “Private Placement Shares” means (i) any shares of Cayman Pace Class A Ordinary Shares issued or issuable to any holder of Cayman Pace Class F Ordinary Shares or Cayman Pace Class G Ordinary Shares in a private placement consummated in connection with the Closing and (ii) any shares of Class A Common Stock issued or issuable in a private placement consummated in connection with the Closing pursuant to the Subscription Agreements (excluding the Designated FPA Shares).

(ggg)      “Redeemed Shares” means the number of shares of Cayman Pace Class A Ordinary Shares redeemed prior to the Closing).

(hhh)       “Redemption” has the meaning given to it in the OpCo LLC Agreement.

(iii)           “SPAC IPO Shares” means the total number of all Cayman Pace Class A Ordinary Shares issued and outstanding upon completion of the initial underwritten public offering of TPG Pace Solutions Corp. (without giving effect to any redemptions in connection with the Closing).

(jjj)          “Stock Adjustment” is defined in Section 5.1(b)(iii).

(kkk)       “Stockholders Agreement” means the Stockholders’ Agreement, dated as of December 6, 2021, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(lll)          “Strategic Transaction” means any Fundamental Transaction occurring following the Closing other than (i) any reorganization, recapitalization or reclassification of the shares of Class A Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded shares and, directly or indirectly, are the holders of a majority of the voting power of the surviving or resulting entity (or entities) with the authority or voting power to elect a majority of the Board (or their equivalent if other than a corporation) of such entity or entities after surviving such reorganization, recapitalization or reclassification, (ii) pursuant to a domestication or migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation pursuant to which the holders of the outstanding capital stock of the Corporation immediately before the domestication or migratory merger continue to own all of the capital stock of the surviving or resulting entity after the domestication migratory merger or (iii) any transaction or series of related transactions which would result in a majority of the Board or the board of directors of the combined or resulting entity following the consummation of such transaction or series of related transactions being comprised of individuals who shall have been members of the Board immediately prior to the consummation of such transaction or series of related transactions.

(mmm)    “Subscription Agreements” is defined in the Business Combination Agreement.

(nnn)      “Sunset Date” means the date the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, beneficially own a number of shares of Class A Common Stock representing less than forty percent (40%) of the number of shares of Class A Common Stock beneficially owned by the Company Holders (other than the Blockers) and Blocker Holders collectively, in the aggregate, immediately following the Closing (assuming, for this purpose, that all outstanding Common Units are and were exchanged at the applicable times of measurement by the Company Holders (other than the Blockers) and Blocker Holders for shares of Class A Common Stock in accordance with the OpCo LLC Agreement and without regard to the Lock-up Restrictions or any other restriction on exchange).

(ooo)      “Trust” is defined in the OpCo LLC Agreement, as in effect on the date hereof.

(ppp)      “Waiver Agreement” means the Waiver Agreement, dated as of July 28, 2021, by and among TPG Pace Solutions Sponsor, Series LLC, TPG Pace Solutions Corp., Vacasa Holdings LLC and Voyage Newco, Inc., as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of Vacasa, Inc. has been duly executed by the officer below as of the date first written above.

By:	/s/ Matt Roberts
Name: Matt Roberts
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Vacasa, Inc.]